EXHIBIT (a)(23)





         CONTACT:  CSX                      Conrail
                   Thomas E. Hoppin         Craig R. MacQueen
                   (804) 782-1450           (215) 209-4594

                   Kekst and Company        Abernathy MacGregor Group
                   Richard Wolff            Dan Katcher/Matt Sherman
                   (212) 593-2655           (212) 371-5999

         FOR IMMEDIATE RELEASE


               APPEALS COURT REJECTS NORFOLK SOUTHERN'S REQUEST TO

                         ENJOIN CONRAIL SHAREHOLDER VOTE


                   RICHMOND, VA AND PHILADELPHIA, PA, JANUARY 15, 1997

         -- CSX Corp. (CSX) (NYSE:CSX) and Conrail Inc. (Conrail)

         (NYSE:CRR) today announced that they are pleased with the deci-

         sion by the United States Court of Appeals for the Third Cir-

         cuit rejecting Norfolk Southern's application for an injunction pending appeal of the January 9 decision by the U.S. District

         Court for the Eastern District of Pennsylvania.


                   CSX and Conrail today issued the following statement:


                   "We are pleased that the U.S. Court of Appeals has

         refused to enjoin the Conrail shareholder meeting set for Fri-

         day, January 17.  This is another blow to Norfolk Southern's continuing hostile attempts to derail the merger of Conrail and

         CSX.  We now look forward to moving ahead towards the comple-

         tion our our strategic merger."


                   The District Court decision rejected Norfolk

         Southern's motion for a preliminary injunction to invalidate the exclusivity period contained in the merger agreement be-

         tween CSX and Conrail and enjoin the shareholder vote scheduled for January 17.  In its application to the Third Circuit Court of Appeals, Norfolk




         Southern sought to enjoin the Conrail shareholder vote sched-

         uled for January 17 until its appeal of the District Court decision could be heard.


                   CSX Corporation, headquartered in Richmond, Va., is

         an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge, and con-

         tract logistics management services.  CSX's home page can be reached at http://www.CSX.com.


                   Conrail, with corporate headquarters in Philadelphia,

         Pa., operates an 11,000-mile freight network in 12 northeastern and midwestern states, the District of Columbia, and the Prov-

         ince of Quebec.  Conrail's home page can be reached at http://

         www.CONRAIL.com.


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